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Pricing Supplement No. F1 To the Product Supplement No. F-I dated September 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 December 11, 2009

$1,000,000 10.10% per annum Reverse Convertible Securities due December 17, 2012 Linked to the Common Stock of Pulte Homes, Inc.

General

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The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Shares, be willing to accept the risks of owning equities in general and the common stock of Pulte Homes, Inc., in particular, and be willing to lose some or all of their investment.

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The securities will pay interest monthly in arrears at an interest rate of 10.10% per annum. However, the securities do not guarantee any return of your principal amount at maturity. Instead, the payment at maturity will be based on the closing price of the Reference Shares on the Valuation Date, as described below.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing December 17, 2012†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on December 11, 2009 (the "Trade Date") and are expected to settle on December 18, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Reference Shares:
The securities are linked to the common stock, par value $0.01 per share, of Pulte Homes, Inc. (the "Reference Shares"). The Reference Shares trade on the New York Stock Exchange under the ticker symbol "PHM." For additional information on the Reference Shares, see "The Reference Shares" herein.
Interest Rate:	10.10% per annum, calculated on a 30/360 basis.
Interest Payment Dates:
Interest on the securities will be payable monthly in arrears on the 17th calendar day of each month (each such date, an "Interest Payment Date"), commencing January 17, 2010, to and including the Maturity Date, to the holders of record at the close of business on the third calendar day prior to each Interest Payment Date.
Redemption Amount:	You will be entitled to receive a Redemption Amount at maturity based upon the closing price of the Reference Shares on the Valuation Date, calculated as follows:
• If a Knock-In Event has not occurred, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities at maturity.
• If a Knock-In Event has occurred, you will be entitled to receive the Physical Delivery Amount.
If a Knock-In Event has occurred, you will receive Reference Shares with a market value less than the principal amount of your securities. You could lose your entire principal amount.
Physical Delivery Amount:
A number of Reference Shares, per $1,000 principal amount of securities, rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Share Price and (ii) the Share Adjustment Factor, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share.
Knock-In Event:	A Knock-In Event will occur if the Final Share Price is less than the Knock-In Price.
Knock-In Price:	$5.73
Initial Share Price:	$8.81
Final Share Price:	The closing price of the Reference Shares on the Valuation Date.
Share Adjustment Factor:	Initially set at 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement.
Valuation Date†:	December 10, 2012
Maturity Date†:	December 17, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EQS6

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$27.50	$972.50

Total	$1,000,000.00	$27,500.00	$972,500.00

(1)    The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$1,000,000.00	$55.80

Credit Suisse

December 11, 2009

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated September 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. F-I dated September 22, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008468/a2194657z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a hypothetical range of performance of the Reference Shares from -100% to +100%. The table and the examples below assume a hypothetical Initial Share Price of $9 and that the Share Adjustment Factor is equal to 1.0 on the Valuation Date, and reflect the Knock-In Price of 65% of the Initial Share Price. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and the examples below have been rounded for ease of analysis.

If a Knock-In Event occurs, you will be entitled to receive on the Maturity Date a Redemption Amount per $1,000 principal amount of securities that will consist of a whole number of Reference Shares plus an amount in cash corresponding to any fractional Reference Share. The market value of such Redemption Amount on the Valuation Date will be less than $1,000 and may fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. If a Knock-In Event occurs, you could lose your entire investment in the securities. The Redemption Amounts illustrated below assume that the market value of the Redemption Amount has not fluctuated in the period between the Valuation Date and the Maturity Date.

The amounts in the table and examples below do not reflect any interest payments on the securities. You will be entitled to receive at maturity any accrued and unpaid interest in cash regardless of whether or not a Knock-In Event occurs.

		A Knock-In Event Does Not Occur		A Knock-In Event Does Occur
	Percentage Change in Reference Shares Price
Final Share Price ($)		Return on the Securities	Redemption Amount*	Return on the Securities	Redemption Amount*
18.00	100.00%	0.00%	$1,000.00	N/A	N/A
17.10	90.00%	0.00%	$1,000.00	N/A	N/A
16.20	80.00%	0.00%	$1,000.00	N/A	N/A
15.30	70.00%	0.00%	$1,000.00	N/A	N/A
14.40	60.00%	0.00%	$1,000.00	N/A	N/A
13.50	50.00%	0.00%	$1,000.00	N/A	N/A
12.60	40.00%	0.00%	$1,000.00	N/A	N/A
11.70	30.00%	0.00%	$1,000.00	N/A	N/A
10.80	20.00%	0.00%	$1,000.00	N/A	N/A
9.90	10.00%	0.00%	$1,000.00	N/A	N/A
9.45	5.00%	0.00%	$1,000.00	N/A	N/A
9.00	0.00%	0.00%	$1,000.00	N/A	N/A
8.55	-5.00%	0.00%	$1,000.00	N/A	N/A
8.10	-10.00%	0.00%	$1,000.00	N/A	N/A
7.20	-20.00%	0.00%	$1,000.00	N/A	N/A
6.30	-30.00%	0.00%	$1,000.00	N/A	N/A
5.85	-35.00%	0.00%	$1,000.00	N/A	N/A
5.40	-40.00%	N/A	N/A	-40.00%	$600.00
4.50	-50.00%	N/A	N/A	-50.00%	$500.00
3.60	-60.00%	N/A	N/A	-60.00%	$400.00
2.70	-70.00%	N/A	N/A	-70.00%	$300.00
1.80	-80.00%	N/A	N/A	-80.00%	$200.00
0.90	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

* If a Knock-In Event occurs, the Redemption Amount will consist of a whole number of Reference Shares plus an amount in cash corresponding to any fractional Reference Share.

Hypothetical Examples of Redemption Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated. Regardless of the performance of the Reference Shares or the payment you receive at maturity, you will be entitled to receive interest payments on each of the Interest Payment Dates.

Example 1: The price of the Reference Shares increases from the Initial Share Price of $9 to a Final Share Price of $10.80. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 2: The price of the Reference Shares decreases from the Initial Share Price of $9 to a Final Share Price of $7.20. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Share Price is less than the Initial Share Price and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 3: The price of the Reference Shares decreases from the Initial Share Price of $9 to a Final Share Price of $5.40. Since a Knock-In Event has occurred, the Redemption Amount is equal to the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Share Price	+	plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share
	=	$1,000/$9 + cash amount
	=	111 Reference Shares (111.111 rounded down) + (0.111 × $5.40)
	=	111 Reference Shares (111.111 rounded down) + $0.60

In this example, at maturity an investor would be entitled to receive a Redemption Amount consisting of 111 Reference Shares and a cash payment of $0.60. The market value of the Redemption Amount on the Valuation Date, which is the date on which the Final Share Price is determined, is $600.00, calculated as follows:

Market value of Redemption Amount	=	(111 Reference Shares × Final Share Price) + $0.60
	=	(111 Reference Shares × $5.40) + $0.60
	=	$599.40 + $0.60
	=	$600.00

In these circumstances, the investor will participate in any depreciation in the price of the Reference Shares from the Initial Share Price to the Final Share Price.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The payment at maturity will be based on whether the Final Share Price is less than the Knock-In Price. Under certain circumstances, you will receive at maturity a predetermined number of Reference Shares. The market value of those shares will most likely be less than the principal amount of the securities and may be zero. Accordingly, you could lose your entire investment in the securities.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

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  THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN PRICE AND THE OCCURRENCE OF A KNOCK-IN EVENT – If the Final Share Price is less than or equal to the Knock-In Price, a Knock-In Event will have occurred. Under these circumstances, the Redemption Amount will consist of a number of Reference Shares plus an amount in cash corresponding to any fractional Reference Share, determined as described above. The market value of such Redemption Amount will most likely be less than the principal amount of the securities and may be zero.

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  YOUR RETURN ON THE SECURITIES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE SHARES – You will not benefit from any appreciation, which may be significant, in the price of the Reference Shares during the term of the securities. If the Final Share Price is greater than or equal to the Knock-In Price, you will be entitled to receive a cash payment of $1,000 per $1,000 principal amount of securities that you hold at maturity, plus accrued and unpaid interest. This will be the case even if the Final Share Price is greater than the Initial Share Price. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Shares during the term of the securities.

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  IF THE REDEMPTION AMOUNT CONSISTS OF THE PHYSICAL DELIVERY AMOUNT, THE MARKET VALUE OF SUCH REDEMPTION AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE – If a Knock-In Event occurs, you will be entitled to receive on the Maturity Date the Physical Delivery Amount which will consist of a whole number of Reference Shares plus an amount in cash corresponding to any fractional Reference Share. The market value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the market value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

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  THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN ONE INDUSTRY – The Reference Share Issuer is concentrated in the U.S. homebuilders industry. The homebuilding industry is significantly affected by factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, any of which could affect the ability of the Reference Share Issuer to conduct its business profitably. The homebuilding industry is cyclical and has from time to time experienced significant difficulties. The price of the Reference Shares and, in turn, the value of the securities, will be affected by a number of factors that may either offset or magnify each other, including:

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    a decline in the value of real estate properties;

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    employment levels and job growth;

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    the availability of financing for home buyers;

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    interest rates;

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    consumer confidence;

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    housing demand;

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    the availability of suitable undeveloped land;

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    raw material and labor shortages and price fluctuations;

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    federal, state and local laws and regulations concerning the development of land, homebuilding, home sales, consumer financing and environmental protection;

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    competition among companies which engage in the homebuilding business; and

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    the supply of homes and other housing alternatives.

    In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. Geopolitical events and related market disruptions could also have a significant impact on the homebuilding business. The difficulties described above could cause an upturn or a downturn in the homebuilding industry generally or regionally and could cause the value of the securities to decrease during the term of the securities.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have any ownership interest or rights in the Reference Shares, such as voting rights or dividend payments. In addition, the issuer of the Reference Shares will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the Reference Shares. However, an adjustment will not be required in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Reference Shares;

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    the time to maturity of the securities;

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    the dividend rate on the Reference Shares;

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    interest and yield rates in the market generally;

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    the occurrence of certain events to the Reference Shares that may or may not require adjustment to the Share Adjustment Factor

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Shares or stock markets generally and which may affect the price of the Reference Shares; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Reference Shares

Public Information

All information contained herein on the Reference Shares and on the Reference Share Issuer is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Pulte Homes, Inc. (the "Reference Share Issuer") is a publicly-held holding company whose subsidiaries engage in the homebuilding and financial services businesses, including mortgage banking. The common stock of Pulte Homes, Inc., par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pulte Homes, Inc. in the accompanying product supplement. Information provided to or filed with the SEC by Pulte Homes, Inc. pursuant to the Exchange Act can be located by reference to SEC file number 1-9804, and can be accessed through www.sec.gov. We do not make any representation that this information is accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing prices of the Reference Shares from January 1, 2004 through December 11, 2009. The closing price of the Reference Shares on December 11, 2009 was $8.84. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Shares will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

Historical Performance of the Common Stock of
Pulte Homes, Inc.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Under one approach, each security is treated, for U.S. federal income tax purposes, as (1) a put option (the "Put Option") that requires the holder to purchase the Reference Shares from us for an amount equal to the Deposit (as defined below) if the closing price of the Reference Shares is not greater than or equal to the Knock-In Price on the Valuation Date, and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the "Deposit") to secure the holder's potential obligation to purchase the Reference Shares. We intend to treat the securities consistent with this approach. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of a security, each holder agree to treat the securities as consisting of a Deposit and a Put Option with respect to the Reference Shares for all U.S. federal income tax purposes. The balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.

For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Interest Payments on the Securities

In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is 2.20% and the balance should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of 2.20% on the Deposit and the balance as Put Premium paid to you. U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

If the Put Option expires unexercised (i.e., 100% of the principal amount of a security is repaid in cash upon maturity of the security), the U.S. Holder should recognize the total Put Premium received as short-term capital gain at such time.

If the Put Option is exercised (i.e., Reference Shares are delivered upon maturity of the security), the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares, as described below). The U.S. Holder should have an adjusted tax basis in all Reference Shares received (including for this purpose any fractional shares) equal to the Deposit less the total Put Premium received. The U.S. Holder's holding period for any Reference Shares received should start on the day after the delivery of the Reference Shares. The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder's basis in the fractional shares, which should be equal to the U.S. Holder's basis in all of the Reference Shares (including the fractional shares), multiplied by a fraction, the numerator of which is the fractional shares and the denominator of which is all of the Reference Shares (including fractional shares).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder's adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss should be long-term capital gain or loss for securities with a term of more than one year, if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. A U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium. If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer's assumption of the U.S. Holder's rights and obligations under the Put Option (such excess being referred to as "Deemed Payment"). In such a case, the U.S. Holder should recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium previously received, if any, and the amount of the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option. The amount of the Deemed Payment should be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a non-U.S. Holder (a "Non-U.S. Holder") to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. Congress. The Act would impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their 50% affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the taxpayer identification number of any substantial U.S. owners to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided the beneficial owner of the payment provides such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of your gains may be subject to 30% withholding if the Act is enacted, payment is made after December 31, 2012, and the obligation is not outstanding on the date which is two years after the date of enactment.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine payments under the securities to be substantially similar to a dividend. Thus, if the IRS determines that a payment is substantially similar to dividend, it may be subject to withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may allow the same discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about December 18, 2009, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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